        PROSPECTUS SUPPLEMENT

                                  Interests in

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                   401(K) SAVINGS PLAN IN RSI RETIREMENT TRUST
                                       and
                       Offering of Up to 230,281 Shares of

                              SOUND FEDERAL BANCORP
                                  Common Stock


      Sound Federal Bancorp is providing this prospectus supplement to participants in the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust (the "Plan"). As a participant in this Plan, you may direct the trustee of the Plan to purchase common stock of Sound Federal Bancorp in its common stock offering, by transferring amounts currently allocated to your account under the Plan to the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock Fund). If you cannot acquire all the common stock you want in the offering due to an oversubscription, the trustee will apply the amounts which were not used to acquire common stock among the funds in which your Plan account is invested in proportion to your current investment allocation percentages for new contributions.

      The prospectus of Sound Federal Bancorp, dated ___________ [ ], 2002, which is attached to this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of Sound Federal Bancorp. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

                        --------------------------------

      FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION, SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THE PROSPECTUS.

      The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

      The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

      This prospectus supplement may be used only in connection with offers and sales by Sound Federal Bancorp of interests or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

      You should rely only on the information contained in this prospectus supplement and the attached prospectus. Sound Federal Bancorp, Sound Federal Savings and Loan Association and the Plan have not authorized anyone to provide you with information that is different.

      This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Sound Federal Bancorp, Sound Federal Savings and Loan Association or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

      The date of this prospectus supplement is ________[ ], 2002.

                                TABLE OF CONTENTS


THE OFFERING..............................................................................i
   SECURITIES OFFERED.....................................................................i
   ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING: PRIORITIES..........................i
   VALUE OF THE PLAN ASSETS..............................................................ii
   METHOD OF DIRECTING TRANSFER..........................................................ii
   TIME FOR DIRECTING TRANSFER...........................................................ii
   IRREVOCABILITY OF TRANSFER DIRECTION..................................................ii
   DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING.................................iv
   PURCHASE PRICE OF COMMON STOCK........................................................iv
   NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK................................iv
   VOTING RIGHTS OF COMMON STOCK.........................................................iv
DESCRIPTION OF THE PLAN...................................................................1
   INTRODUCTION...........................................................................1
   ELIGIBILITY AND PARTICIPATION..........................................................1
   CONTRIBUTIONS UNDER THE PLAN...........................................................2
   LIMITATIONS ON CONTRIBUTIONS...........................................................2
   BENEFITS UNDER THE PLAN................................................................3
   INVESTMENT OF CONTRIBUTIONS............................................................3
   PERFORMANCE HISTORY....................................................................4
   WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN............................................6
   ADMINISTRATION OF THE PLAN.............................................................7
   THE TRUSTEE............................................................................7
   PLAN ADMINISTRATOR.....................................................................8
   REPORTS TO PLAN PARTICIPANTS...........................................................8
   AMENDMENT AND TERMINATION..............................................................8
   MERGER, CONSOLIDATION OR TRANSFER......................................................8
   FEDERAL INCOME TAX CONSEQUENCES........................................................8
   ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS...........10
   SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY.........10
   FINANCIAL INFORMATION REGARDING PLAN ASSETS...........................................11
LEGAL OPINION............................................................................11
Statement of Net Assets Available for Benefits...........................................12
Statement of Changes in Net Assets Available for Plan Benefits...........................13

                                  THE OFFERING

SECURITIES OFFERED      Sound Federal Bancorp is offering participants in the
                        Sound Federal Savings and Loan Association 401(k)
                        Savings Plan in RSI Retirement Trust (the "Plan") the opportunity to use their participation interests to elect to purchase shares of Sound Federal Bancorp's common stock through the Plan. At July 1, 2002, there were sufficient funds in the Plan to purchase up to 230,281 shares of Sound Federal Bancorp common stock in the offering. This includes the new shares of Sound
                        Federal Bancorp which may be received in exchange for all of the shares of Sound Federal Bancorp common stock presently held in the Plan. The shares of common stock currently held in the Plan will be exchanged for shares of Sound Federal Bancorp pursuant to an exchange ratio, as is more fully discussed in the "Conversion" section of the prospectus. Only employees of Sound Federal
                        Savings and Loan Association or its subsidiaries may become participants in the Plan. Your investment in the common stock of Sound Federal Bancorp through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Sound Federal Bancorp is contained in the attached prospectus. The address of the principal executive office of Sound Federal Savings and Loan
                        Association is 300 Mamaroneck Avenue, Mamaroneck, New
                        York 10543.

ELECTION TO PURCHASE    In connection with the conversion and stock offering,
COMMON STOCK IN         you may elect to transfer, in increments of $10.00, all
THE OFFERING:           or part of your account balances in the Plan (other than
PRIORITIES              the amounts you currently have invested in the Employer
                        Stock Fund) to the Employer Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase priorities in the plan of conversion of Sound Federal Bancorp.

                        The shares of common stock are being offered in a subscription offering and community offering. In the subscription offering, the purchase priorities are as follows:

                        (1) Depositors of Sound Federal Savings with $50 or more as of May 31, 2001, get first priority.
                        (2) Sound Federal Savings' employee stock ownership plan gets second priority.
                        (3) Depositors of Sound Federal Savings with $50 or more on deposit as of September 30, 2002, get third priority.

                        (4) Depositors of Sound Federal Savings as of October __, 2002, and borrowers of Sound Federal Savings as of October 8, 1998, whose borrowings remain outstanding as of ____________, 2002, get fourth priority.

                        To the extent you fall into one of these categories, you may use funds in your Plan account to pay for the common stock you want to acquire in the stock offering, at $10.00 per share. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                        No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest bearing account pending the closing of the offering. At the close of the offering, and subject to a determination of whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account.

                        In the event the offering is oversubscribed, I.E., there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock and any interest your account earned pending investment will be reinvested in the investment funds of the Plan in accordance with your then existing investment allocation percentages for new contributions.

                        If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

VALUE OF THE PLAN       As of July 1, 2002, the market value of the assets of
ASSETS                  the Plan was approximately $2,302,815. The Plan
                        administrator informed each participant of the value of his or her account balance under the Plan as of June 30, 2002.

METHOD OF DIRECTING     You will receive a special election form on which you
TRANSFER                can elect to transfer all or a portion of your account
                        balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Employer
                        Stock Fund), you should indicate that decision on the investment allocation form. If you do not wish to purchase Sound Federal Bancorp stock in the offering through the Plan, you need not complete the special election form.

TIME FOR DIRECTING      If you wish to purchase common stock with your Plan
TRANSFER                account balances, your special election form must be
                        received by ___________________, a representative of the Plan administrator, Sound Federal Savings and Loan
                        Association, 300 Mamaroneck Avenue, Mamaroneck, New York
                        10543, no later than __________ p.m. on ______________
                        __, 2002.

IRREVOCABILITY OF        YOU MAY NOT REVOKE YOUR SPECIAL ELECTION TO TRANSFER
TRANSFER DIRECTION       AMOUNTS CREDITED TO YOUR ACCOUNT IN THE PLAN TO THE
                         EMPLOYER STOCK FUND FOR THE PURCHASE OF STOCK IN THE
                         OFFERING. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds, including the Employer Stock
                         Fund, on a daily basis.

DIRECTION TO PURCHASE   Whether you choose to purchase stock in the offering, or
COMMON STOCK            attempt to purchase AFTER THE OFFERING stock in the
                        offering but are unable to do so because the offering is oversubscribed, you will also be able to purchase stock
                        AFTER the offering through your investment in the Employer Stock Fund. After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, you may change your investment allocation on a daily basis.
                        Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Sound Federal
                        Bancorp.

PURCHASE PRICE OF       The trustee will use the funds transferred to the
COMMON STOCK            Employer Stock Fund to purchase common stock in the
                        offering, subject to your ability to purchase shares in accordance with the priorities listed on page ___ of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

                        After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

NATURE OF A             The trustee will hold the common stock, in trust, for
PARTICIPANT'S INTEREST  the participants of the Plan. Shares of common stock
IN THE COMMON STOCK     acquired by the trustee at your direction will be
                        allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

VOTING RIGHTS OF        The trustee will exercise voting rights attributable to
COMMON STOCK            all common stock held by the Employer Stock Fund.

                             DESCRIPTION OF THE PLAN
INTRODUCTION

      Sound Federal Savings and Loan Association adopted the Sound Federal Savings and Loan Association Tax Deferral Savings Plan (the "Prior Plan") effective January 1, 1987. The Prior Plan was amended and restated in its entirety effective as of January 1, 1992, as the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust (the "Plan") and RSI Retirement Trust was named as trustee. The Plan was again amended and restated, effective as of January 1, 1997, and further amended through July 31, 2001, to include employees formerly employed by First Federal Savings Bank as the result of the merger of First Federal Savings Bank with Sound Federal Savings and Loan Association. The Plan constitutes a profit sharing plan within the meaning of section 401(a) of the Internal Revenue Code ("Code") and incorporates a cash or deferred feature under section 401(k) of the Code whereby participants can make pre-tax contributions to their accounts. Sound Federal Savings and Loan Association intends that the Plan, in operation, will comply with the requirements under the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

      Sound Federal Savings and Loan Association may amend the Plan from time to time in the future to ensure continued compliance with all applicable laws.

      REFERENCE TO FULL TEXT OF PLAN. The following portions of this prospectus supplement summarize certain provisions of the Plan. Sound Federal Savings and Loan Association qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to the Plan administrator of Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust, Sound Federal Savings and Loan Association, 300 Mamaroneck Avenue, Mamaroneck, New York 10543. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

ELIGIBILITY AND PARTICIPATION

      You are eligible to become a participant in the Plan upon completion of one year of service in which you have completed at least 1,000 hours of service, provided you have reached age 21 at such time and are a salaried employee. Any employee who was a participant in the Prior Plan immediately prior to the Plan's restatement date will continue to be a participant on the restatement date. Any former employee of First Federal Savings Bank who was a participant in the First Federal Savings Bank Savings and Investment Plan in RSI Retirement Trust on July 10, 2000, and became an employee of Sound Federal Savings and Loan Association became a participant in the Plan on January 1, 2001.

      As of December 31, 2001, approximately 33 out of 67 then eligible employees had elected to participate in the Plan.

CONTRIBUTIONS UNDER THE PLAN

      EMPLOYEE BEFORE-TAX CONTRIBUTIONS. You are permitted, as a participant in the Plan, to defer any whole percentage (not less than 1% nor more than 10%) of your compensation (as defined in the Plan) and to have that amount contributed to the Plan on your behalf. The Internal Revenue Code limits your before-tax contributions to the Plan and similar plans to $11,000 in 2002. This amount may be adjusted annually by law, based on changes in the cost of living.

      You may elect to modify the amount contributed to the Plan by filing a new compensation reduction agreement with the Plan administrator at least 10 days prior to the first payroll period that includes the first day of March.

      EMPLOYER MATCHING CONTRIBUTIONS. Sound Federal Savings and Loan Association does not currently make employer matching contributions. Such contributions may resume, at a future date, at the discretion of Sound Federal Savings and Loan Association's Board of Directors.

      SPECIAL CONTRIBUTIONS. Sound Federal Savings and Loan Association may make special contributions on behalf of non-highly compensated employees equal to a percentage of each eligible employee's compensation, to be determined each year by Sound Federal Savings and Loan Association.

LIMITATIONS ON CONTRIBUTIONS

      LIMITATIONS ON EMPLOYEE BEFORE-TAX CONTRIBUTIONS. For the plan year beginning January 1, 2002, the amount of your before-tax contributions may not exceed $11,000 per calendar year. This amount is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the contribution is made.

      If you also participate in the ESOP and annual additions to your accounts in both plans exceed the maximum permissible amount, the Plan administrator will reduce the contributions allocated to you under the Plan first, so that the total annual additions do not exceed the maximum permissible amount. If employer contributions and employee before-tax contributions are both made to the Plan in the year that the excess occurs, employer contributions will be reduced before employee before-tax contributions.

      LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Special provisions of the Internal Revenue Code limit the amount of employee before-tax contributions and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee before-tax contributions and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a

5% owner of Sound Federal Bancorp at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if Sound Federal Savings and Loan Association so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. For any year, the percentage of highly compensated employee before-tax contributions will be limited so that the average actual before-tax contribution percentage of highly compensated employees does not exceed the average actual before-tax contribution percentage of non-highly compensated employees by more than the greater of (i) 125% or (ii) 200% but not more than two points. If these limitations are exceeded, the level of before-tax contributions by highly compensated employees will be adjusted.

BENEFITS UNDER THE PLAN

      At all times, you have a fully vested, nonforfeitable interest in your before-tax contribution account, you matching contribution account and your rollover contribution account.

INVESTMENT OF CONTRIBUTIONS

      All amounts credited to your accounts under the Plan are held in trust. RSI Retirement Trust has been appointed by the Board of Directors of Sound Federal Savings and Loan Association to administer the trust.

      As of June 30, 2002, the Plan offers the following investment choices for your accounts under the Plan:

      1.    RSI Retirement Trust Core Equity Fund.
      2.    RSI Retirement Trust Emerging Growth Equity Fund.
      3.    RSI Retirement Trust International Equity Fund.
      4.    RSI Retirement Trust Actively Managed Bond Fund.
      5.    Intermediate Term Bond Fund.
      6.    Short-Term Investment Fund.
      7.    Employer Stock Fund.

      You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a notice at least ten days prior to the effective date of such direction or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a notice at least ten days prior to the effective date of such change or by telephone or other electronic medium.

PERFORMANCE HISTORY

The following table provides performance data with respect to the investment funds available under the Plan:

                                             NET INVESTMENT PERFORMANCE FOR PERIODS ENDED JUNE 30, 2002
                                                                     ANNUALIZED
                                                -------------------------------------------------------- INCEPTION     INVESTMENT
                                          QTR.   1 YEAR    3 YEARS     5 YEARS     10 YEARS    15 YEARS     DATE       OBJECTIVE
                                          ----   ------    -------     -------     --------    --------     ----       ---------

INVESTMENT OPTIONS

RSI Retirement Tr. Core Equity Fund     -16.96%  -22.28%   -13.11%      0.39%        9.79%      9.08%    12/31/1982    Growth

RSI Retirement Tr. Emerg. Growth
Equity Fund...........................  -18.60%  -29.03%    -5.24%      -0.60%      11.78%      9.35%    12/31/1982    Growth

RSI Retirement Tr. Intl Equity Fund...   -2.49%   -9.80%    -4.74%      -1.70%       4.99%      3.83%    05/01/1984    Growth

RSI Retirement Tr. Activ. Managed Bond                                                                                 Income &
Fund..................................    4.62%    9.89%     8.54%       7.95%       7.41%      8.00%    12/31/1982    Growth

Intermediate-Term Bond Fund...........    2.31%    5.97%     6.72%       6.25%       6.01%      7.16%    12/31/1982    Income

                                                                                                                       Cap.
Short-Term Investment Fund............    0.73%    2.30%     4.46%       4.58%       4.26%      5.17%    12/31/1982    Preservation

                                                                                                                       Growth &
Employer Stock Fund...................   50.65%  101.37%                 N/A         N/A         N/A     10/08/1998    Income

---------------------

The following is a description of each of the Plan's investment funds:

      RSI RETIREMENT TRUST CORE EQUITY FUND. This fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of high-quality, medium-to-large sized companies with attractive earnings potential and valuations. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      RSI RETIREMENT TRUST EMERGING GROWTH EQUITY FUND. This fund seeks capital appreciation by investing in quality growth stocks of small, relatively new companies that demonstrate higher than average potential for earnings growth. The fund is appropriate for investors with a long-term investment horizon who are willing to accept greater short-term changes in value for the potential of a higher long-term return. Small company equities require a longer investment period because their higher historical returns relative to equities of larger companies have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      RSI RETIREMENT TRUST INTERNATIONAL EQUITY FUND. This fund seeks capital appreciation by investing primarily in stocks of companies that are headquartered in foreign countries. The fund is appropriate for investors with a long-term investment horizon. There are special risks associated with an investment in this fund, including fluctuations on exchange rates and political uncertainty. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      RSI RETIREMENT TRUST ACTIVELY MANAGED BOND FUND. This fund seeks principal appreciation and income return over time by investing in high-quality fixed income securities. The fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks. Historically, the price of bonds has fluctuated less than the price of common stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      INTERMEDIATE-TERM BOND FUND. This fund seeks to achieve its objective by realizing a high level of current income, with consideration also given to safety of principal through investment in fixed-income securities either maturing within ten years or having an expected average life of under ten years. The fund is managed within an average portfolio maturity between 2 1/2 to 5 years and an average modified duration between 2 1/2 to 4 years. Investment emphasis is placed upon securing a stable rate of return through investment in a diversified portfolio of debt securities. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      SHORT-TERM INVESTMENT FUND. This fund purchases only instruments which are callable on demand or with a remaining maturity of one year or less, except debt obligations issued or guaranteed by the United States Government or its agencies or instrumentalities, which may have a remaining maturity of up to 2 years. The fund will maintain a dollar weighted average portfolio maturity of twelve months or less. The fund may invest in obligations issued by or guaranteed by the United States Government, its agencies or instrumentalities, bank obligations issued by United States banks and foreign banks, commercial paper and master demand notes issued by U.S. corporations, and bonds, debentures or notes issued by U.S. corporations. The fund may invest up to 10% of its total assets in securities of foreign issuers. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

      EMPLOYER STOCK FUND. The Employer Stock Fund consists primarily of investments in common stock of Sound Federal Bancorp. Sound Federal Bancorp is a federally-chartered majority owned subsidiary of Sound Federal, MHC, a mutual holding company. Following the offering Sound Federal Bancorp, a Delaware corporation, will be 100% owned by its public shareholders, including Sound Federal Bancorp's tax-qualified plans. Shares of Sound Federal Bancorp which were held in the Employer Stock Fund prior to the conversion and common stock offering will be converted into shares of common stock of Sound Federal Bancorp, in accordance with the exchange ratio. The trustee will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of Sound Federal Bancorp. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Employer Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

      The historical performance of the Employer Stock Fund is set forth on page
5. Performance of the Employer Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Sound Federal Bancorp and Sound Federal Savings and Loan Association and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

   FOR A DISCUSSION OF MATERIAL RISKS, YOU SHOULD CONSIDER SEE "RISK FACTORS"
                BEGINNING ON PAGE __ OF THE ATTACHED PROSPECTUS.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

      Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with Sound Federal Savings and Loan Association. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with Sound Federal Savings and Loan Association or after termination of employment.

      WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. You may withdraw your employee elective deferral contributions (not including earnings) and rollover contributions prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have a true financial need before you make a withdrawal.

      In additions, once you attain age 59 1/2, you may withdraw all or any portion of your account.

      DISTRIBUTION UPON NORMAL OR POSTPONED RETIREMENT. Payment of your benefits upon your normal or postponed retirement (as defined under the Plan) shall be made in a single lump-sum payment. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is eligible for rollover distribution.

      DISTRIBUTION UPON EARLY RETIREMENT OR DISABILITY. In the event of termination of service due to early retirement or disability, your benefits will be paid in a lump-sum distribution once the trustee receives documentation indicating that you would have attained your normal retirement date if you were still employed by Sound Federal Savings and Loan Association. Alternatively, you may elect to receive your distribution of benefits at a date prior to your normal retirement date.

      If your services is terminated due to retirement or disability, you may also elect to defer the receipt of your benefit beyond you normal retirement date or postponed retirement date.

      DISTRIBUTION UPON TERMINATION FOR REASONS OTHER THAN RETIREMENT OR DISABILITY. In the event of termination of service for reasons other than retirement or disability, your benefits will be paid in a lump sum distribution. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is eligible for rollover distribution.

      DISTRIBUTION UPON DEATH. If you die before receiving the value of your Plan account, your benefits will be paid to your surviving spouse or properly designated beneficiary in a lump sum.

      DISTRIBUTIONS FROM THE EMPLOYER STOCK FUND. Distributions from the Employer Stock Fund will be made in cash unless the participant elects to receive distribution wholly or partially in shares.

      COMMENCEMENT OF BENEFITS. The payment of your benefits will generally commence within 60 days of the close of the Plan year in which the latest of the following events occurs: (i) attainment of your normal retirement age; (ii) tenth anniversary of the year in which you commenced participation in the Plan (or a predecessor plan)); or (iii) your termination of employment.

      NONALIENATION OF BENEFITS. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

ADMINISTRATION OF THE PLAN

THE TRUSTEE

      The trustee of the Plan is RSI Retirement Trust. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

PLAN ADMINISTRATOR

      Sound Federal Savings and Loan Association is the Plan administrator. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

REPORTS TO PLAN PARTICIPANTS

      The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

AMENDMENT AND TERMINATION

      Sound Federal Savings and Loan Association may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your account. Sound Federal Savings and Loan Association reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Sound Federal Savings and Loan Association may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

MERGER, CONSOLIDATION OR TRANSFER

      In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

      The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

      As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including:

      (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

      (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

      (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

      LUMP-SUM DISTRIBUTION. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Sound Federal Savings and Loan Association. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Sound Federal Savings and Loan Association, which is included in the distribution.

      SOUND FEDERAL BANCORP COMMON STOCK INCLUDED IN LUMP-SUM DISTRIBUTION. If a lump-sum distribution includes Sound Federal Bancorp common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Sound Federal Bancorp common stock; that is, the excess of the value of Sound Federal Bancorp common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Sound Federal Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Sound Federal Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Sound Federal Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Sound Federal Bancorp common stock. Any gain on a subsequent sale or other taxable disposition of Sound Federal Bancorp common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

      DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

      As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan administrator or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

      Because you will be entitled to invest all or a portion of your account balance in the Plan in Sound Federal Bancorp common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

      Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Sound Federal Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Sound Federal Bancorp, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date on which a transactions is executed, or annually on a Form 5 within 45 days after the close of Sound Federal Bancorp's fiscal year. Discretionary transactions in connection with employee benefit plans, such as intra-plan transfers of previously invested assets or a cash-out from such a plan are excepted from this requirement, but only if the insider does not determine the date of the transaction. If the exception applies, discretionary transactions must be reported on a Form 4 filed within two business days from the date the reporting person receives notice of the transaction, so long as the notification date is not later than the third business day following the transaction. Transactions under tax-qualified plans, other than discretionary transactions remain exempt from Section 16(a) reporting.

      In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Sound Federal Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of Sound Federal Bancorp's common stock resulting from non-exempt purchases and sales of Sound Federal Bancorp common stock within any six-month period.

      The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

      Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

      Financial information representing a statement of net assets available for Plan benefits and statement of changes in net assets available for Plan benefits and at December 31, 2001, are attached to this prospectus supplement.

                                  LEGAL OPINION

      The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Sound Federal Savings and Loan Association in connection with Sound Federal Bancorp's stock offering.

                    Sound Federal Savings & Loan Association
                               401(k) Savings Plan


     Statement of Net Assets Available for Benefits as of December 31, 2001



                                             DECEMBER 31, 2001

                                    Beginning                    End
                                     of Year                   of Year

Assets
--------

Investments                         $1,112855                 $1,728,467

Liabilities                         $      -0-                $       -0-
                                    ---------                 ----------

Net Assets Available for
  Plan Benefits                     $1,112855                 $1,728,467

                    Sound Federal Savings & Loan Association
                               401(k) Savings Plan


         Statement of Changes in Net Assets Available For Plan Benefits


                           DECEMBER 31, 2001


Investment Income                                 $108,968
Investment Expense                                $  - 0 -
                                                  --------

Net Investment Income                                          $108,968
Contributions                                                  $ 91,950
Transfer (First Federal 401k plan merger)                      $650,015
                                                                -------

Total Additions                                                $850,933


Benefits paid:
Withdrawals                                                   $(235,321)
                                                              ----------


Increase in Net Assets                                         $615,612

-----------------------------------------------------------------------------

Net Assets Available for Plan

  Benefits:  Beginning of Year                               $1,112,855


  End of Year                                                $1,728,467